AGREEMENT OF PURCHASE AND SALE

     This agreement of purchase and sale is made in two original copies between:

(1)  Todd Whorely and Richard Demarco (the "Vendors")

and

(2)  Civic Equities Corporation and 595493 B.C. Ltd. (the "Purchaser").

     Whereas the Vendor owns all the issued shares of TRG Systems Ltd. (the "Corporation");

     It is agreed as follows:

SUBJECT-MATTER

1.01 The Purchaser agrees to buy and the Vendor agrees to sell to the Purchaser all of the shares owned by the Vendor in the Corporation (the "Shares").

PURCHASE PRICE

2.01 The purchase price payable for the Shares is the total of the amounts allocated among the Shares as follows:

a)   for all the Common shares - $1,500,000.00 U.S.

TERMS OF PAYMENT

3.01 The Vendor acknowledges receiving a cheque for $50,000.00 U.S. from the Purchaser on execution of this agreement to be held by the Vendor as a non refundable deposit on account of the purchase price of the Shares and as security for the Purchaser's due performance of this agreement.

3.02 The Purchaser shall pay the balance of the purchase price of the Shares by certified cheque on closing.

3.03 It is understood and agreed that the purchase price of the Shares is based on the financial position of the Corporation shown in the balance sheet produced by the Vendor


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for the  Corporation  and  appended  as Schedule A. If the net book value of the
Corporation as of the date of closing is less than 10% of the net book value of the Corporation shown in Schedule A, the Vendor shall refund the Purchaser the dollar value difference within a reasonable time of receipt of written notice of the difference. For the purposes of this paragraph, the net book value of the Corporation means the dollar book value of the assets of the Corporation minus the dollar book value of the liabilities, other than for shareholder equity, of the Corporation determined in accordance with generally accepted accounting principles.

CONDITIONS, REPRESENTATIONS AND WARRANTIES

4.01 In addition to anything else in this agreement, the following are conditions of completing this agreement in favour of the Purchaser:

a)   that the Vendor owns all the issued shares of the Corporation;

b)   that the Shares are fully paid-up and non-assessable;

c) that no agreement or option exists pursuant to which the Corporation is or may be obliged to issue further shares of its authorized capital;

d) that the Shares are sold free and clear of all liens, encumbrances and charges;

e) that any consent required for the transfer of the Shares in accordance with the Purchaser's direction is given;

f) that the Corporation is duly incorporated, validly subsisting and in good standing under the laws of its jurisdiction of incorporation;

g) that the Corporation is not party to any collective agreement with a labour union;

h) that the Vendor give the Purchaser and all duly authorized representatives of the Purchaser full and complete access during normal business hours to the business premises and corporate, business, accounting, tax and employment records of the Corporation for the purpose of investigating the business and affairs of the Corporation;

i) that the Purchaser obtain financing on terms satisfactory to the Purchaser to complete the purchase;


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


j)   that the Vendor supply or deliver on closing all of the closing documents.

4.02 The Purchaser agrees that, unless and until the purchase of the Shares contemplated in this agreement is completed, the Purchaser shall keep confidential all confidential information obtained by the Purchaser from the Vendor or the Corporation about the Vendor and the business and affairs of the Corporation.

4.02 The following representatives and warranties are made and given by the Vendor to the Purchaser and expressly survive the closing of this agreement. The representations are true as of the date of this agreement and will be true as of the date of closing when they shall continue as warranties according to their terms. At the option of the Purchaser, the representations and warranties may be treated as conditions of the closing of this agreement in favour of the Purchaser. However, the closing of this agreement shall not operate as a waiver or otherwise result in a merger to deprive the Purchaser of the right to sue the Vendor for breach of warranty in respect of any matter warranted, whether or not ascertained by the Purchaser prior to closing:

a) the Vendor is a resident of Canada within the meaning of the Income Tax Act of Canada;

b) the Articles of Incorporation and all amendments to the Articles of Incorporation of the Corporation are as stated in Schedule B;

c)   the issued share capital of the Corporation is as stated in Schedule C;

d) the balance sheet appended in Schedule A and the financial statements for the last three complete fiscal years of the Corporation produced by the Vendor appended in Schedule D have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and are fair and accurate;

e) the Corporation owns the assets recorded in the balance sheet appended in Schedule A free and clear of liens, charges and encumbrances except as noted in Schedule E;

f)   the Corporation  has properly  reported and is not in arrears of payment of
     any  direct  or  indirect  taxes  or  of  any  employee-related   statutory
     deductions or remittances;

g)   the corporate, business, accounting, tax and employment


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     records of the Corporation are complete in all material respects;

h) the business of the Corporation will not be adversely affected in any material respect in any way, whether by the Vendor or by any other person or cause whatsoever, up to closing and the Vendor will not do anything before or after closing to prejudice the goodwill of the Corporation;


i) the Corporation will carry on business as usual until closing except that it will not declare any dividends or make any other distributions of capital or retained liabilities without the express written consent of the Purchaser;

j)   there  are  no  outstanding   legal  actions  or  judgments   against  the
     Corporation and the Corporation is not in default of any agreement to which the Corporation is a party and that all such agreements are in good standing and the Corporation is entitled to all stated benefits in such agreements;

k) the Vendor has made full and fair disclosure in all material respects of any matter that could reasonably be expected to affect the Purchaser's decision to purchase the Shares on the terms set out in this agreement;

l) the Vendor will execute such assignments, consents, clearances or assurances after closing, prepared at the Purchaser's expense, as the Purchaser considers necessary or desirable to assure the Purchaser of the proper and effective completion of this agreement.

4.04 The following warranty is made and given by the Purchaser to the Vendor in consideration of the closing of this agreement: the Purchaser will personally indemnify and save the Vendor harmless from claims on any outstanding personal guarantees given by the Vendor for the contractual obligations of the Corporation.

NON-COMPETITION

5.01 The vendor covenants with the Purchaser that, in consideration of the closing of this agreement, the Vendor will not operate a Communications business or in any way aid and assist any other person to operate such a business in Canada for a period of ten years from the date of closing.


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


CLOSING DOCUMENTS

6.01 The Vendor shall deliver to the Purchaser, in registerable form where applicable, the following closing documents (the "closing documents"), prepared or obtained at the Vendor's expense, on or before closing:-

a) certificates of the Shares duly assigned in accordance with the direction of the Purchaser together with satisfactory proof of the giving of any consent required for the assignment;

b) all the corporate, business, accounting, tax and employment records of the Corporation;

c) the written resignation of each director and officer of the Corporation effective as of the date of closing together with each director's and officer's personal release of all contracts with and claims against the Corporation;

d) a duly certified record of a resolution passed by the shareholders of the Corporation electing John Whalen and Richard Aitzetmeuller to the Board of Directors of the Corporation effective as of the date of closing;

e) a statutory declaration that the Vendor is a resident of Canada within the meaning of the Income Tax Act of Canada as of the date of closing;

f) such other assignments, consents, clearances or assurances as the Purchaser reasonably considers necessary or desirable to assure the Purchaser of the proper and effective completion of this agreement.

CLOSING DATE

7.01      The purchase and sale in this agreement shall close on July 31, 2000.

MISCELLANEOUS

8.01 In this agreement, the singular includes the plural and the masculine includes the feminine and neuter and vice versa unless the context otherwise requires.

8.02 The capitalized headings in this agreement are only for convenience of reference and do not form part of or affect the interpretation of this agreement.


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


8.03 If any provision or part of any provision in this agreement is void for any reason, it shall be severed without affecting the validity of the balance of the agreement.

8.04      Time is of the essence of this agreement.

8.05      There  are  no  representations,   warranties,  conditions,  terms  or
collateral contracts affecting the transaction contemplated in this agreement except as set out in this agreement.

8.06 This agreement binds and benefits the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

8.07      This  agreement  is  governed  by the laws of the  Province of British
Columbia.


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


ACCEPTANCE

9.01 This agreement executed on behalf of the Purchaser constitutes an offer to purchase which can only be accepted by the Vendor by return of at least on originally accepted copy of agreement to the Purchaser on or before March 30, 2000 failing which the offer becomes null and void. If this offer becomes null and void or is validly revoked before acceptance or this agreement is not completed by the Purchaser for any valid reason, any deposit tendered with it on behalf of the Purchaser shall be returned without penalty or interest.

Executed under seal on March 30, 2000.

Signed, Sealed and Delivered in the Presence of:


                                     [SEAL]


/s/  Robert Jupe                              /s/ JOHN WHALEN
----------------------------------            ----------------------------------
     CIVIC EQUITIES CORPORATION               John Whalen
for-------------------------------


/s/  Robert Jupe                              /s/ TODD WHORLEY
----------------------------------            ----------------------------------
                                              Todd Whorley
for-------------------------------


/s/  Robert Jupe                              /s/ RICHARD DEMARCO
----------------------------------            ----------------------------------
                                              Richard Demarco
for-------------------------------



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


                                 ACKNOWLEDGMENT

BETWEEN:

                           CIVIC EQUITIES CORPORATION
AND
                                595493 B.C. LTD.
AND
                                  TOD WHORLEY
AND
                                RICHARD DEMARCO

     IT IS HEREBY ACKNOWLEDGED by the parties named, that pursuant to the agreement of March 30, 2000, wherein Todd Whorley and Richard Demarco sold their shares in TRG Systems Ltd. to Civic Equities Corporation and 59493 B.C. Ltd., that all Intellectual rights to the technology known as "VIP Satnet" is the sole property of TRG Systems Ltd. Subject to distribution agreements in place with Alantra Ventures and Intercontinental Communication Systems Inc.

DATED THIS 30TH DAY OF MARCH, 2000.


                                              /s/ JOHN WHALEN
[SEAL]                                        ----------------------------------
                                              John Whalen


                                              /s/ RICHARD DEMARCO
                                              ----------------------------------
                                              Richard Demarco


                                              /s/ TODD WHORLEY
                                              ----------------------------------
                                              Todd Whorley
                                              Per

                                                 595493 B.C. LTD.
                                                 CIVIC EQUITIES CORPORATION


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